IRA DISCLOSURE STATEMENT
& CUSTODIAL AGREEMENT

(LOGO)

GARZARELLI
INVESTMENT
MANAGEMENT


DISCLOSURE STATEMENT                                  2
Power to Revoke                                       2
Legal Requirements with
Respect to Your IRA                                   2
Tax Treatment of Contributions
to Your IRA                                           3
Tax Treatment of Distributions
from Your IRA                                         3
Tax Treatment of Your IRA                             4
Limits on Contributions to Your Account               4
Spousal IRA                                           4
Simplified Employee Pension Plan                      4
Rollover                                              5
Rollover Contributions and
Tax-Free Transfers                                    5
Excess Contributions                                  6
Use of Your Account as
Security for a Loan                                   6
Prohibited Transactions                               6
Estate Taxation                                       7
Effect of Divorce                                     7
Withdrawals Prior to Age 59 1/2                       8
Minimum Distributions Required
Starting at Age 70 1/2                                8
Excise Tax for Failure to Meet
Minimum Distribution Requirements                     9
Excess Distribution Penalty                           9
Designation of a Beneficiary
or Beneficiaries                                      9
Distributions Following Death
of Grantor                                           10
Trustee to Assume Grantor is Calendar Year
Taxpayer Unless Otherwise Informed                   10
Trustee Not Legal Adviser or
Tax Counselor - Grantor Should
Consult Own Adviser                                  10
Investment of Account                                10
Financial Guarantees and Projections                 11
Trustee Not Liable                                   11
Termination of This Account                          11
Duty to File Tax Returns                             11
Internal Revenue Service Approval                    11
Additional Information                               11

CUSTODIAL AGREEMENT                                  12
Article I                                            12
Article II                                           12
Article III                                          12
Article IV                                           13
Article V                                            15
Article VI                                           15
Article VII                                          15
Article VIII                                         15
  Section 1 - Investment of Account                  15
  Section 2 - Beneficiary Designations               17
  Section 3 - Miscellaneous                          19

SCHEDULE OF FEES                                     22



DISCLOSURE
STATEMENT
----------
                                POWER TO REVOKE
For a period of seven days following the date on which you enter into an IRA or Custodial Trust Agreement with UMB Bank, n.a. (i.e. "UMB"), you have the right to revoke the Trust. To effect revocation, please write or call: The Garzarelli Funds, c/o Sunstone Investor Services, LLC, P.O. Box 674, Milwaukee, WI 53201-0674 or 1-800-378-1405. If you wish to contact the Fund via an overnight delivery, send it to: The Garzarelli Funds, 207 East Buffalo Street, Suite 315, Milwaukee, WI 53202-5712. In the event notice is mailed, the postmark date (or date of certification or registration, if sent by certified or registered mail) will be deemed the date of delivery, provided that normal mailing procedures are followed. If you revoke your account, you are entitled to a return of the entire amount deposited to your account without reduction for any fees, expenses or commissions and without any adjustment for any investment gain or loss.

                  LEGAL REQUIREMENTS WITH RESPECT TO YOUR IRA
  Current tax law requires that your trust agreement be in writing and that it contain the following provisions.

1. All contributions must be in the form of cash and cannot be in excess of the lesser of your compensation or $2,000 per year, unless the contribution is a rollover contribution as defined in the Internal Revenue Code. Employer contributions to a Simplified Employee Pension (SEP) plan may exceed the limitations applicable to individuals.

2. The Trustee must be a bank such as UMB, or other institution (or person) that has satisfied the Secretary of the Treasury that it is able to administer your account in accordance with tax laws.

3. None of the funds of your account may be invested in life insurance contracts.

4. Your interest in the balance of the account cannot be forfeited.
5. With the exception of investments in a common trust fund or common investment fund such as a mutual fund, none of your account assets may be commingled.

6. Distribution of your interest in the account must begin no later than the April 1 next following the year in which you attain age 70 1/2. Any balance in the account at that time must be distributed to you in a lump sum or commence to be paid in a series of payments which do not exceed your life (or life expectancy) or the joint lives (or joint and survivor life expectancies) of yourself and your designated beneficiary. However, annual distributions from your account may exceed the minimum amounts required under these rules. If you should die prior to receiving the entire account, the balance must be distributed to your beneficiary in accordance with Treasury Department regulations (unless the beneficiary is your spouse and elects to treat the account as his or her own IRA).

                   TAX TREATMENT OF CONTRIBUTIONS TO YOUR IRA
Without regard to qualifying rollover contributions or to contributions made by your employer to a SEP plan under present tax law you are permitted to make an annual contribution to your account in any amount up to the lesser of your compensation or $2,000. Such annual contributions may be made anytime during the year (and up to your tax return due date for the taxable year, not including extensions). If you are not covered by an employer-sponsored retirement plan (e.g., a profit-sharing plan, ESOP, 401(k) plan, pension plan, SEP plan, etc.) and (if you file a joint return) your spouse is not covered by such a plan, you may deduct your full contribution. If you or your spouse (if a joint return is filed) are covered by such a plan you may still be entitled to deduct either all or a portion of your contribution, depending upon the amount of your Adjusted Gross Income ("AGI"). If you are married and filing a joint return you may deduct the full contribution if your AGI is under $40,000. If you are single the full deduction is available if your AGI is under $25,000. No deduction at all is available if you are married (if a joint return is filed) and your AGI is $50,000 or more or if you are unmarried and your AGI is $35,000 or more. (Special rules apply if you are married but you and your spouse are filing separate returns.) If your AGI is above the amount where a full deduction applies but less than the amount where no deduction is available a partial deduction can be taken. The amount of the partial deduction can be approximately determined by taking 20% of the difference between your AGI and the applicable dollar amount ($25,000 if single; $40,000 if married) and subtracting the result from $2,000. For example, assume an unmarried individual has AGI of $30,000 and contributes $2,000 to his IRA. 20% of the difference between his AGI ($30,000) and the applicable dollar amount ($25,000) is $1,000. $1,000 subtracted from $2,000 is $1,000. Therefore, he is entitled to deduct $1,000 of his $2,000 contribution. He may, of course, limit his contribution to the amount deductible if he wishes to do so. Even if your contribution is only partially deductible - or not deductible at all - there is still a tax advantage for making it. As long as contributions remain in your IRA they may grow and increase in value without the braking effect of current taxation of earnings.

                  TAX TREATMENT OF DISTRIBUTIONS FROM YOUR IRA
Amounts distributed to you from the account (except for refunds of certain excess contributions and non-deductible contributions which are discussed below) will be taxable as ordinary income in the year received. The benefits of capital gain treatment and 5-year and 10-year forward averaging (now being phased out) which may apply to distributions from your employer's qualified plan, are not available with respect to distributions from your account. Distributions of non-deductible contributions are not taxable. If you have made non-deductible contributions to an IRA, then distributions from the IRA will be excluded from tax in the proportion that all non-deductible contributions to your IRAs bear to the aggregate balances of all your IRAs at the end of the year of distribution. All distributions are subject to federal income tax withholding requirements unless the recipient elects not to have withholding apply by written notice to the Trustee at the time such distribution is requested.

                           TAX TREATMENT OF YOUR IRA
The funds in your IRA are not subject to income tax until distributed to you. The earnings accumulate on a tax-deferred basis to compound the growth of your account.

                    LIMITS ON CONTRIBUTIONS TO YOUR ACCOUNT
Except in the case of a rollover contribution, during any year the maximum contribution you can make is $2,000 or 100% of your compensation, whichever is less. For purposes of determining the amount of your contributions, "compensation" means wages, commissions, salaries, tips, professional fees, bonuses and other amounts you receive for providing personal services. Alimony is also treated as compensation which you may contribute to your IRA. No con-tributions can be made in the year that you attain age 70 1/2 or subsequent years.

                                  SPOUSAL IRA
If your spouse is employed, he or she can establish his or her own IRA subject to the same rules as are applicable to your IRA. If you file a joint return with a spouse who either has no compensation for the taxable year or elects to be treated as having none, the maximum contribution amount is the lesser of $4,000 or 100% of the total compensation of you and your spouse for the year. In such case the amount contributed can be divided between your IRA and the spousal IRA in any manner you desire, provided that no more than $2,000 can be contributed to either IRA. No contributions may be made to a spousal IRA during or after the year in which he or she reaches age 70 1/2. However, if you are ineligible to make contributions to your own IRA because of age, you may (if you have sufficient compensation) nevertheless make contributions of up to $2,000 to an IRA for your non-earning spouse if he or she has not reached age 70 1/2.

                        SIMPLIFIED EMPLOYEE PENSION PLAN
An IRA may also be used in connection with a SEP plan established by your employer (or by you if you are self-employed). Under a SEP plan, your employer may make a contribution to your IRA and the IRA of each other eligible employee, of up to 15% of compensation (limited to $160,000 for 1997 and adjusted periodically for inflation) or $30,000, whichever is less. It is your responsibility and that of your employer to see that contributions are made under and in accordance with a valid SEP plan.

                                    ROLLOVER
If your account represents a rollover from a pension or profit-sharing plan qualified under Section 401(a) of the Internal Revenue Code, you should not make non-rollover additional contributions to the same account if you desire to preserve its eligibility for future rollover to another qualified plan. Similarly, if your account represents a rollover from a Section 403(b) annuity or custodial account, you should not make non-rollover additional contributions to the same account if you desire to preserve its eligibility for future rollover to another Section 403(b) annuity or custodial account. A rollover IRA is eligible to accept future rollover contributions. In addition, you may establish another IRA to which non-rollover annual cash contributions may be made.

                 ROLLOVER CONTRIBUTIONS AND TAX-FREE TRANSFERS
A rollover contribution is a contribution to your IRA of cash and/or property other than cash which you received as a distribution from another IRA or as a qualified distribution from a Section 403(b) annuity, or a qualified employer-sponsored retirement plan, such as a profit-sharing plan, 401(k) plan, an ESOP, etc. In the case of a tax-free transfer, the transfer is made directly between the fiduciaries, that is the trustees, custodians, etc. of the IRAs and/or the qualified plan, as the case may be. If you receive a distribution from another IRA you may make a tax-free rollover contribution of all or part of the assets you receive to your UMB IRA, provided that you complete the rollover within 60 days of the date you receive the distribution. You may make only one such rollover during any 12-month period. A direct transfer from the trustee or custodian of another IRA to your UMB IRA may be made without regard to the 12-month limitation applicable to IRA rollovers.

If you receive a distribution from your employer's qualified retirement plan, or a Section 403(b) annuity, you may be eligible to make a rollover contribution to your UMB IRA of all or part of the distribution, less the amount of any non-deductible contributions to the plan. Most distributions, with the notable exception of installments paid over a ten or more year period, are eligible for rollover. The rollover contribution must be made within 60 days of the date you receive the distribution. If the distribution included property other than cash, the property itself (or the proceeds from its sale) must be included in the rollover contribution to the extent possible, before any cash received in the distribution may be included.

In order to avoid 20% federal income tax withholding on the amount distributed from the qualified retirement plan or Section 403(b) annuity, you should direct that the distribution be transferred to your UMB IRA in a "direct rollover." You should receive information about the "direct rollover" option from your plan administrator prior to distribution of your account.

You may not roll over any minimum distribution amounts you are required to receive after age 70 1/2.

                              EXCESS CONTRIBUTIONS
An excess contribution is any contribution amount which exceeds your contribution limit, excluding rollover and direct transfer amounts and SEP contributions. In addition, any contributions that are made to an IRA for the year in which the IRA owner reaches age 70 1/2, or for any later year, are considered excess contributions. If excess contributions are made to your account in any year and the excess (including income attributed to that excess) is withdrawn prior to the due date for your tax return for that year (including extensions), no excise tax will be imposed on the amount contributed. Income attributed to such excess contributions refunded is taxable, and may be subject to a 10% additional excise tax.

If the withdrawal of excess contributions occurs after the due date for your tax return (including extensions), a 6% cumulative excise tax will be imposed on the excess. A further 10% additional excise tax will be imposed upon the withdrawn excess amount if a deduction was allowed for the excess contribution and the total contributions for the year exceeded the maximum deductible amount, unless you have reached age 59 1/2 or are disabled by the time of the withdrawal. If excess contributions have been made, you can correct the situation by reducing your contributions in subsequent years. Excess contributions left in the account and applied to a later tax year's contributions are still subject to the 6% excise tax and will continue to remain so until the excess has been corrected.

                   USE OF YOUR ACCOUNT AS SECURITY FOR A LOAN
You may not pledge any part of your account as security for a loan. If you use all or any part of your account as security for a loan, the portion used for that purpose is treated as though it were distributed to you and you must include that amount in your gross income for the year in which that transaction takes place. If the pledge occurs prior to your attaining age 59 1/2, an additional excise tax equal to 10% of the amount included in your taxable income may be added to your tax liability.

                            PROHIBITED TRANSACTIONS
Tax laws also prohibit certain other transactions between a "Disqualified Person" and your account. A "Disqualified Person" includes UMB, you, a beneficiary of your account, members of your family or of a beneficiary's family or any business or trust in which a controlling interest is held by any of these individuals. The prohibited transactions are as follows:

1. sale, exchange or leasing of property between your account and a Disqualified Person;

2. lending of money or other extension of credit between your account and a Disqualified Person;

3. furnishing of goods, services or facilities between your account and a Disqualified Person;

4. transfer to or use by or for the benefit of a Disqualified Person of the income or assets of your account;

5. any act by a Disqualified Person who is a fiduciary whereby he or she deals with the income or assets of your account in his or her own interest or for his or her own account; or

6. receipt of any consideration for his or her own personal account by any Disqualified Person who is a fiduciary from any party dealing with your account in connection with a transaction involving the income or assets of the account.

If either you or your beneficiary engages in a prohibited transaction, your IRA will lose its tax exemption, and its full value will be added to your other taxable income for the year in which the transaction takes place. If any of these transactions occur prior to your attaining age 59 1/2, you may also be subject to the 10% excise tax on early distributions.

                                ESTATE TAXATION
If there is a balance in your account at the time of your death, that balance will be included in your estate for federal estate tax purposes. Your estate will have to pay an additional 15% federal estate tax on any excess retirement accumulation at your death. An excess retirement accumulation exists if, at the time of your death, the value of all your interests in qualified plans, tax-sheltered annuities and IRAs exceeds the present value of an annuity with annual payments of $160,000 (for 1997 and adjusted periodically for inflation) payable over your life expectancy immediately before your death. An exception to the excess retirement accumulations tax may apply if your spouse is the designated beneficiary. Please consult your tax adviser.

                               EFFECT OF DIVORCE
The general rule is that the Grantor will be liable for income tax and any penalties on any amount distributed from his or her IRA to meet the obligation specified in a divorce decree. The transfer may be structured so as to avoid taxation to the Grantor if the requirements of Code Section 408(d)(6) are met. Those requirements are:

1. a written court order clearly specifying the amount to be transferred into an IRA of the spouse or former spouse, and

2. (a)a direct transfer of the funds to the IRA of the spouse or former spouse;

   (b)changing the name on the IRA from your name to the name of your spouse or former spouse; or

   (c)moving a rollover of IRA assets from your IRA to your spouse or former spouse.

                        WITHDRAWALS PRIOR TO AGE 59 1/2
You may make withdrawals from your IRA at any time. However, amounts withdrawn (except for the return of non-deductible contributions) are includible in your taxable income for the year of withdrawal. If you have not yet reached age 59 1/2 when a withdrawal is made, a 10% additional excise tax may be payable on the amount withdrawn. After age 59 1/2 you may make such withdrawals as you wish, free of any excise tax. Until you reach age 70 1/2 you are not required to make a withdrawal. A withdrawal from your IRA before you reach age 59 1/2 will not be subject to the excise tax if it is made on account of your permanent and total disability, death, a qualifying rollover, a direct transfer, the timely withdrawal of an excess contribution, to pay for medical expenses incurred by you, your spouse or your dependent to the extent that the medical expenses exceed 7.5% of your adjusted gross income, in certain situations, to pay for medical insurance premiums if you are unemployed, or if the distribution is a part of a series of substantially equal periodic payments (at least annually) made over your life (or life expectancy) or the joint lives (or joint life expectancies) of you and your beneficiary.

             MINIMUM DISTRIBUTIONS REQUIRED STARTING AT AGE 70 1/2
You must begin withdrawals from your IRA by April 1 of the year following the year in which you reach age 70 1/2. With respect to the year during which age 70 1/2 is reached and each subsequent year you must withdraw at least an amount sufficient to cause the entire balance of your IRA to be distributed over your remaining life (or life expectancy) or the joint lives (or joint life expectancies) of you and your designated beneficiary, determined by actuarial tables. If you elect to receive your first required distribution between January 1 and April 1 following the year in which you reach age 70 1/2, you must receive a second required distribution prior to the end of that year.

You may choose (within the limits set forth in the IRS distribution rules) how you want your required minimum distributions structured. You must make your payment election no later than April 1 following your 70 1/2 year. If you do not make an election by that date, we will determine your required minimum distribution each year based on your single life expectancy (if a beneficiary is not named) or joint life expectancies (if there is a designated beneficiary) - and pay those distributions to you. For this purpose, all life expectancies, except that of a non-spouse beneficiary, will be recalculated.

If you name someone other than your spouse as your beneficiary, and your beneficiary is more than ten years younger than you, your required minimum distributions must satisfy the Minimum Distribution Incidental Benefit rule (which calculates your distributions as if your beneficiary were exactly ten years younger than you).

        EXCISE TAX FOR FAILURE TO MEET MINIMUM DISTRIBUTION REQUIREMENTS
If the amount distributed to you with respect to any year in which you are at least age 70 1/2 is less than the minimum required distribution, an excise tax of 50% of the difference between the actual distribution and the minimum required distribution will be imposed.

                          EXCESS DISTRIBUTION PENALTY
You will be taxed an additional 15% on any amount received and included in your income during a calendar year from qualified retirement plans, tax-sheltered annuities and IRAs which exceeds $160,000 (for 1997 and adjusted periodically for inflation). Certain exceptions may apply. Consult your tax adviser if you receive an excess distribution. This tax is suspended for distributions in 1997, 1998 and 1999.

                 DESIGNATION OF A BENEFICIARY OR BENEFICIARIES
You have the right to designate one or more beneficiaries to whom your account, or any undistributed portion thereof, is to be paid in the event of your death. You may also at any time revoke a prior beneficiary designation and, if desired, designate different individuals as beneficiaries.

You may designate your beneficiary(ies) on the IRA Application, or in a form acceptable to the Trustee, by writing to: The Garzarelli Funds, c/o Sunstone Investor Services, LLC, P.O. Box 674, Milwaukee, WI 53201-0674. If you wish to contact the Fund via an overnight delivery, sent it to: The Garzarelli Funds, 207 East Buffalo Street, Suite 315, Milwaukee, WI 53202-5712.

In the absence of a valid beneficiary designation, the Trustee will make distribution of any death benefit to your surviving legal spouse; but, if none, then to your surviving natural and adoptive children in equal shares, but if none, then to your personal representative. Notwithstanding the foregoing sentence, the Trustee may, in any case where reasonable doubt exists as to the proper course of action, request instructions from a court of competent jurisdiction. All costs and expenses (including time expended by the Trustee) in such cases will be charged against your account.

                    DISTRIBUTIONS FOLLOWING DEATH OF GRANTOR
As a general rule, the entire balance of the IRA must be distributed to beneficiaries by December 31 of the year in which the 5th anniversary of the Grantor's death falls. If this rule is violated, a penalty tax equal to 50% of the undistributed balance will be imposed. There are three exceptions to the general rule: (1) if the Grantor's designated beneficiary is the surviving spouse of the Grantor, such spouse may elect to treat the Grantor's IRA as his or her own IRA (in that case the five-year limitation will not apply); (2) where installment payments have commenced over the life expectancies of the Grantor and designated beneficiary before the Grantor's death then payments will continue to the surviving beneficiary at a rate at least as rapidly as in effect at the time of the Grantor's death, and the five-year limitation does not apply, (in such case, the surviving beneficiary has the same right to designate beneficiaries as the Grantor had while living, the five-year limitation will apply to distributions to any such second-level beneficiaries); (3) if the Grantor dies before his or her required beginning date, and the designated beneficiary elects that the account balance be distributed in substantially equal payments over his or her life expectancy, the beneficiary must make this election and commence distributions by December 31 of the year following the year of the Grantor's death (distributions need not commence for a surviving spouse beneficiary until December 31 of the year the Grantor would have attained age 70 1/2).

              TRUSTEE TO ASSUME GRANTOR IS CALENDAR YEAR TAXPAYER
                           UNLESS OTHERWISE INFORMED
Unless and until specifically notified that you make your federal income tax returns on another basis, the Trustee will assume for all purposes, including the preparation and furnishing of accounting statements, reports, etc., that such tax returns are made on the basis of calendar years.

              TRUSTEE NOT LEGAL ADVISER OR TAX COUNSELOR - GRANTOR
                           SHOULD CONSULT OWN ADVISER
UMB expressly disclaims any right, duty, authority or responsibility to furnish legal or tax advice respecting any matter or matters concerning or relating to your account including present or future federal income tax consequences to you or others which may arise or result from the establishment or maintenance of your account, the selection of payment options, beneficiaries and any other matter whatsoever. You are advised and encouraged to consult with professional counsel of your own selection respecting all such matters.

                             INVESTMENT OF ACCOUNT
Your account may be invested only in accordance with your direction in Garzarelli Funds or any other mutual fund designated by Garzarelli Funds as a permissible investment alternative. None of the funds held in your account may be used to purchase life insurance.

                      FINANCIAL GUARANTEES AND PROJECTIONS
The value of your account at any point in time will, of course, depend upon the then current market value of the investments, retained investment earnings, if any, etc. No guarantees or projections of any nature concerning earnings rates or future security values are made.

                               TRUSTEE NOT LIABLE
The Trustee has no responsibility or liability for any losses or expenses relating to any investment or to the sale or exchange of any asset of your account.

                          TERMINATION OF THIS ACCOUNT
The Trustee may resign at any time upon 60 days' notice in writing to you, and may be removed by you at any time upon 60 days' written notice. In either such event you must appoint a qualified successor trustee or qualified custodian to whom the Trustee, upon receipt of written acceptance of the appointment, shall transfer the assets (less any amounts deemed necessary for payment of fees, costs or expenses) and records of your account.

                            DUTY TO FILE TAX RETURNS
In any year in which you incur liability for a penalty tax by reason of making excess contributions, by making early withdrawals (premature distributions), or by failure to withdraw the minimum amount from your account, you are obligated to file Internal Revenue Service Form 5329 "Return for Individual Retirement Arrangement Taxes" with your Form 1040 at the time it is filed. Deductible contributions in any year are reported on your Form 1040. Non-deductible contributions must be reported on Form 8606.

                       INTERNAL REVENUE SERVICE APPROVAL
The Individual Retirement Trust Agreement is comprised of eight articles. The first seven articles constitute Internal Revenue Service Form 5305 (REV. OCTOBER, 1992) "Individual Retirement Trust Account." Under Treasury
Department regulations prototype trusts which use the provisions of this Form are considered to meet the requirements of the Internal Revenue Code. The addition of Article VIII by UMB does not negate the approval status of the prototype. The Individual Retirement Trust Agreement, on IRS Form 5305, has been approved as to form by the Internal Revenue Service. However, in approving the form, the IRS does not consider the investment merits of the program.

                             ADDITIONAL INFORMATION
Additional information about individual retirement accounts is contained in IRS Publication 590, which can be obtained from the office of the District Director of Internal Revenue.


CUSTODIAL
AGREEMENT
---------
This Agreement is made between UMB Bank, n.a., as trustee or its successor (hereinafter referred to as "Trustee") and the individual whose name appears on the IRA Application or other Adoption Agreement (hereinafter referred to as "Grantor"). If the Grantor has previously adopted this Individual Retirement Trust Account ("IRA") in any earlier form, by signature to the IRA Appli-cation, he or she adopts the amended IRA in the form as hereby restated.
The Grantor is establishing (or adopting an amendment to) an individual retirement account (under Section 408(a) of the Internal Revenue Code) to provide for his or her retirement, and for the support of his or her beneficiaries after death. The Trustee has given the Grantor the disclosure statement required under the Income Tax Regulations under Section 408(i) of the Code. Unless this Agreement is adopted for an existing IRA, the Grantor has made an initial cash contribution to the IRA concurrently with the execution of the IRA Application or other Adoption Agreement. The Grantor and Trustee make the following agreement:

                                   ARTICLE I
The Trustee may accept additional cash contributions on behalf of the Grantor for a tax year of the Grantor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in Section 402(c) (but only after December 31, 1992), 403(a)(4), 403(b)(8), or 408(d)(3) of the Code or an employer contribution to a Simplified Employee Pension plan as described in Section 408(k). Rollover contributions before January 1, 1993 include rollovers described in Section 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4), 403(b)(8) or 408(d)(3) of the Code or an
employer contribution to a Simplified Employee Pension plan as described in
Section 408(k).

                                   ARTICLE II
The Grantor's interest in the balance of the trust account is nonforfeitable.

                                  ARTICLE III
1. No part of the trust funds may be invested in life insurance contracts; nor may the assets of the trust account be commingled with other property except in a common trust fund or a common investment fund (within the meaning of Section 408(a)(5) of the Code).

2. No part of the trust funds may be invested in collectibles (within the meaning of Section 408(m) of the Code), except as otherwise permitted by Section 408(m)(3) which provides an exception for certain gold and silver coins issued under the laws of any state or the U.S. government.

                                   ARTICLE IV
1. Notwithstanding any provision of this agreement to the contrary, the distribution of the Grantor's interest in the trust account shall be made in accordance with the following requirements and shall otherwise comply with
Section 408(a)(6) and Proposed Regulations Section 1.408-8, including the incidental death benefit provisions of Proposed Regulations Section 1.401(a)(9)- 2, the provisions of which are incorporated by reference.

2. Unless otherwise elected by the time distributions are required to begin to the Grantor under paragraph 3, or to the surviving spouse under paragraph 4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Grantor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated.

3. The Grantor's entire interest in the trust account must be, or begin to be, distributed by the Grantor's required beginning date, the April 1 following the calendar year in which the Grantor reaches age 70 1/2. By that date, the Grantor may elect, in a manner acceptable to the Trustee, to have the balance in the trust account distributed in:


   (a) a single sum payment.

   (b) an annuity contract that provides equal or substantially equal monthly, quarterly or annual payments over the life of the Grantor.

   (c) an annuity contract that provides equal or substantially equal monthly, quarterly or annual payments over the joint and last survivor lives of the Grantor and his or her designated beneficiary.

   (d) equal or substantially equal annual payments over a specified period that may not be longer than the Grantor's life expectancy.

   (e) equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Grantor and his or her designated beneficiary.

4. If the Grantor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

   (a) If the Grantor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with paragraph 3.

   (b) If the Grantor dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Grantor, or if the Grantor has not so elected, at the election of the beneficiary or beneficiaries, either:

       (i) be distributed by December 31 of the year containing the fifth anniversary of the Grantor's death, or

       (ii) be distributed in equal or substantially equal payments over the life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Grantor's death. If, however, the beneficiary is the Grantor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Grantor would have turned age 70 1/2.

   (c) Except where distribution in the form of an annuity meeting the requirements of Section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Grantor's required beginning date, even though payments may actually have been made before that date.

   (d) If the Grantor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

5. In the case of distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment of each year, divide the Grantor's entire interest in the trust as of the close of business on December 31 of the preceding year by the life expectancy of the Grantor (or the joint life and last survivor expectancy of the Grantor and the Grantor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Grantor and designated beneficiary as of their birthdays in the year the Grantor reaches age 70 1/2. In the case of distribution in accordance with paragraph 4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

6. The owner of two or more individual retirement accounts may use the "alternate method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement of another.

                                   ARTICLE V
1. The Grantor agrees to provide the Trustee with information necessary for the Trustee to prepare any reports required under Section 408(i) of the Code and Regulations Sections 1.408-5 and 1.408-6.

2. The Trustee agrees to submit reports to the Internal Revenue Service and the Grantor as prescribed by the Internal Revenue Service.

                                   ARTICLE VI
Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with Section 408(a) of the Code and related regulations will be invalid.

                                  ARTICLE VII
This agreement will be amended, from time to time, to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear below.

                                  ARTICLE VIII
                       SECTION 1 - INVESTMENT OF ACCOUNT
1. The Grantor has the sole authority and discretion, fully and completely, to select and to direct the investment of all assets in the trust account, but only in Garzarelli Funds portfolios or any other mutual fund designated by Garzarelli Funds as a permissible investment alternative.

2. Subject to the right and duty of the Grantor to direct the investments of his or her trust account, the Trustee shall have full authority and power:

   (a) to invest and reinvest the trust account in such Mutual Funds as described in paragraph 1 of this article;

   (b) to sell, assign, exchange, convey or otherwise transfer any part or all of the securities or other property of the trust account, upon such terms and conditions as the Grantor shall direct, and no person dealing with the Trustee shall be bound to see to the application of the purchase money or inquire into the validity, expediency or propriety of such transaction;

   (c) to sue or defend any suit or legal proceeding by or against the trust account and to compromise, settle, submit to arbitration or adjust any suit or legal proceeding, claim, debt, damage or undertaking due or owing from or to the trust account but the Trustee shall not be obligated to take any action which would subject it to expense or liability unless it be first indemnified in an amount and manner satisfactory to it or be furnished with funds sufficient, in its sole judgment, to cover the same;

   (d) to acquire and hold any securities or other property of the trust account without disclosing its fiduciary capacity, or in the name of any other person, with or without a power of attorney for transfer thereto attached;

   (e) to employ attorneys, accountants and others as it may deem advisable for the best interest of the trust account, and to pay their reasonable expenses and compensation out of the trust account;

   (f) to make, execute and deliver, as Trustee, any and all instruments in writing necessary or proper for the effective exercise of any of the Trustee's powers as stated herein or otherwise necessary to accomplish the purpose of the trust account.

3. The following shall constitute charges upon the trust account and shall be paid by the Trustee out of the trust account unless, and to the extent, paid by the Grantor:

   (a) all taxes of whatever kind or character that may be imposed, levied or assessed under existing or future laws upon or in respect of the trust account, or upon the Trustee in its capacity as such, or upon the assets or income of the trust account;

   (b) all expenses incurred by the Trustee in the performance of its duties hereunder, including the fees of attorneys, accountants and other persons engaged by the Trustee for services in connection with the trust account; and

   (c) the fees and other compensation of the Trustee for its services hereunder in the amounts agreed upon from time to time by the Grantor and Trustee.

4. The Grantor shall not borrow any money from the trust account nor pledge any part thereof as security for a loan. Furthermore, neither the Grantor nor the Trustee shall engage, either directly or indirectly, in any of the following transactions:

   (a) the sale or exchange, or leasing, of any property between the trust account and a Disqualified Person;

   (b) the lending of money or other extension of credit between the trust account and a Disqualified Person;

   (c) the furnishing of goods, services or facilities between the trust account and a Disqualified Person;

   (d) the transfer to, or use by or for the benefit of, a Disqualified Person of the income or assets of the Trust Account;

   (e) an act by a Disqualified Person who is a fiduciary whereby he or she deals with the income or assets of the trust account in his or her own interest or for his or her own account; or

   (f) receipt of any consideration for his or her own personal account by any Disqualified Person who is a fiduciary from any party dealing with the trust account in connection with a transaction involving the income or assets of the trust account.

For purposes of this paragraph, "Disqualified Person" shall have the meaning ascribed to that term under Section 4975(e)(2) of the Code.

                      SECTION 2 - BENEFICIARY DESIGNATIONS
1. At any time and from time to time the Grantor shall have the right to designate one or more beneficiaries to whom distribution of his or her trust account, or the previously undistributed portion thereof, shall be made in the event of his or her death prior to the complete distribution of his or her trust account. This right shall extend to the Grantor's surviving spouse in the event he or she dies while receiving distributions under the provisions of Sections 3(e) or 4(b) of Article IV. Any such beneficiary designation shall be deemed legally valid only when submitted fully complete, duly executed and on a form provided by or acceptable to the Trustee. Subject to the foregoing sentence, any such beneficiary designation shall be effective upon receipt by the Trustee. Any such beneficiary designation may be revoked by the Grantor at any time, and shall be automatically revoked upon receipt by the Trustee of a subsequent beneficiary designation or beneficiary designations in valid form bearing a later execution date.

2. In the absence of a valid beneficiary designation on file with the Trustee at the time of the Grantor's death, the Trustee shall, upon receipt of notice of the death of the Grantor supported by a certified copy of the death certificate or other appropriate evidence of the fact of death satisfactory to the Trustee, make distribution of the Grantor's trust account to the beneficiary or beneficiaries of the Grantor in the following order of preference:

   (a) to the Grantor's legal spouse; but if no such legal spouse shall survive the Grantor, then to

   (b) the surviving natural and adoptive children of the Grantor in equal shares per capita and not per stirpes; but if there shall be no such surviving child or children then to

   (c) the personal representative of the Grantor, provided, however, that the Trustee shall have no duty, obligation or responsibility to make any inquiry or conduct any investigation concerning the identification, address or legal status of any individual or individuals alleging the status of beneficiary (designated or otherwise) nor to make inquiry or investigation concerning the possible existence of any beneficiary not reported to the Trustee within a reasonable period after the notification of the Grantor's death (or that of his or her surviving spouse) and previous to the distribution of the trust account. The Trustee may conclusively rely upon the veracity and accuracy of all matters reported to it by any source ordinarily presumed to be knowledgeable respecting the matters so reported. With respect to any distribution made by reason of the death of the Grantor (or his or her surviving spouse) the Trustee shall have no higher duty than the exercise of good faith, shall incur no liability by reason of any action taken in reliance upon erroneous, inaccurate or fraudulent information reported by any source assumed to be reliable, or by reason of incomplete information in its possession at the time of such distribution. Upon full and complete distribution of the trust account pursuant to the provisions of this Section, the Trustee shall be fully and forever discharged from all liability respecting such trust account.

3. Any distribution pursuant to the provisions of this Section may be made in cash or in kind or partly in both, at the sole discretion of the Trustee, and shall be made within 30 days following receipt by the Trustee of information deemed by it sufficient upon which to base such distribution; provided, however, that the Trustee shall incur no liability respecting fluctuations in the value of the trust account in the event of a delay occasioned by Trustee's good faith decision to await additional evidence or information bearing on the beneficiary or beneficiaries.

4. Whenever any distribution hereunder is payable to a minor or to a person known by the Trustee to be under a legal disability, the Trustee in its absolute discretion may make all or any part of such distribution to (a) a legal guardian or conservator for such person, (b) a custodian under the Uniform Transfers or Gift to Minors Act, (c) a parent of such person, or (d) such person directly.

5. Anything to the contrary herein notwithstanding, in the event of reasonable doubt respecting the proper course of action to be taken, the Trustee may in its sole and absolute discretion resolve such doubt by judicial determination which shall be binding on all parties claiming any interest in the trust account. In such event all court costs, legal expenses, reasonable compensation for the time expended by the Trustee in the performance of its duties and other appropriate and pertinent expenses and costs, shall be collected by the Trustee from the trust account.

                           SECTION 3 - MISCELLANEOUS
1. The Trustee may make further amendments to this Agreement, in order to make said Agreement acceptable in form to the Secretary of the Treasury and the Secretary of Labor, or for any other purpose. Any such amendments shall be effective without the signature of the Grantor to a new Adoption Agreement or IRA Application and shall, if for the purpose of initially qualifying the trust account pursuant to the Code, be retroactively effective to the date of the captioned Agreement. The Trustee will mail a copy of any such amendment to the Grantor.

2. The Trustee shall deliver, or cause to be executed and delivered, to the Grantor all proxies, prospectuses and notices pertaining to securities held in the account. The Trustee shall not vote any such securities except pursuant to written instructions from the Grantor. Any notice sent from the Trustee to the Grantor shall be effective, if sent by mail to the Grantor's last address of record.

3. The Trustee, within 30 days after the close of each calendar year, shall provide the Grantor a record of activity in the trust account during such year, including the date and the dollar amount of contributions, any earnings on such contributions, the date and dollar amount of any distributions, a beginning balance and an ending balance. The Trustee may meet its recordkeeping and reporting requirements by adopting the records of any investment facility permitted by this Agreement, and it may delegate ministerial duties of keeping such records to such facilities or their managers.

4. Confirmation of transactions and records or statements of activity in the Grantor's account shall be conclusive if the Grantor does not object within ten days after mailing to the Grantor. In such case, the Trustee and its officers and employees shall be forever released and discharged from any liability with respect to any claim arising out of any action or omission reflected on such confirmation or record.

5. The Trustee does not guarantee the trust account from loss or depreciation. The liability of the Trustee to make any payment from the trust account at any time is limited to the then available assets of the trust account.

6. Subject to the limitations contained in paragraph 1 of Section 1 of this
Article VIII, the Grantor shall have the sole power, right and duty to direct the Trustee from time to time with respect to the investment and reinvestment of the assets of the trust account. The Trustee shall comply promptly with all such directions, providing such directions are clearly stated in writing executed by the Grantor, and in form acceptable to the Trustee. The Trustee shall not have any duty to inquire into the propriety of any such direction nor into its effect upon the trust account or the beneficiary or beneficiaries thereof, nor to apply to a court for instructions notwithstanding the fact that the Trustee has, or with reasonable inquiry should have, actual or constructive notice that any action taken or omitted pursuant to, or as a result of, the exercise of such directive power constitutes, or may constitute, a breach of the terms of the trust account or a violation of any law applicable to the investment of the funds held hereunder. Any such direction so given the Trustee shall be deemed to be continuing until revoked or modified by a subsequent direction in writing, notwithstanding the occurrence of any event or other development of which the Trustee has or should have knowledge. The Trustee shall not be liable or responsible for any loss resulting to the trust account or to any present or future beneficiary thereof by reason of:

       (a) any sale or investment made or other action taken pursuant to and in accordance with the direction of the Grantor; or

       (b) the retention of any asset, including cash, the acquisition or retention of which has been directed by the Grantor.

 7. This Agreement shall be binding upon all persons entitled to benefits under the trust account, their respective heirs and legal representative, and upon the Trustee and its successors.

 8. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of the Agreement dictates, the plural shall be read as the singular and the singular as the plural.

 9. As the context requires, the term "Grantor" shall be deemed to include any beneficiary of this Account following the death of the Grantor.

10. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Missouri except to the extent federal statutes supersede Missouri law. To the extent permitted by law, none of the creditors of the Grantor or any beneficiary shall have any power to execute any levy, lien, assignment, garnishment, alienation, attachment or other voluntary or involuntary transfer on any of the assets of the IRA; and all sums payable to the Grantor or any beneficiary shall be free and clear of all liabilities for debts, levies, attachments and proceedings of any kind, at law or in equity.

11. The Trustee shall receive reasonable annual compensation as may be agreed upon from time to time between the Grantor and Trustee. The Trustee shall pay all expenses reasonably incurred by it in its administration from the trust account unless the Grantor pays the expenses.

12. The Trustee may resign at any time for any reason, including but not limited to, the determination in the Trustee's sole discretion that the account cannot be managed on a profitable basis, upon 60 days' notice in writing to the Grantor. Garzarelli Funds may remove the Trustee upon 60 days' notice in writing to the Trustee. Such notice must include the designation of a successor Trustee. Upon such resignation or removal, the Grantor delegates to Garzarelli Funds the authority to appoint a successor Trustee or Custodian under this agreement, which successor shall be a bank or other qualified person as required by the Internal Revenue Code so as to permit the trust account to continue as qualified under the Internal Revenue Code. Upon receipt by the Trustee of written acceptance of such appointment by the successor Trustee, the Trustee shall transfer and pay over to such successor Trustee the assets of the trust account and all records pertaining thereto. The Trustee is authorized, however, to retain from the assets of the trust account such amounts as it may deem advisable for payment of all its fees, compensation, costs and expenses, or for payment of any other liabilities constituting a charge on or against the assets of the trust account or on or against the Trustee, with any balance of such reserve remaining after the payment of all such items to be paid over to the successor Trustee. The successor Trustee shall hold the assets paid over to it under terms similar to those of this Agreement that qualify under the Internal Revenue Code. If, within 60 days after the Trustee's resignation or removal, a successor Trustee has not been appointed, which has accepted such appointment, the Trustee may pay the Grantor's interest to the Grantor.

13. The Trustee shall not be responsible for determining the permissible amount of contributions to the account, or for the amount or timing of distributions from the account, or for any other actions taken at the request of the Grantor. The Grantor shall indemnify and hold the Trustee harmless from any and all liability, claims and expenses arising from any actions taken at the Grantor's request or in connection with this Agreement, except for any liability, claims, or expenses caused by the negligence of the Trustee.

14. The Grantor agrees to pay to the Trustee fees for services performed under this Agreement in an amount specified from time to time by the Trustee. Such fees may include, but are not limited to, a fee to establish the Custodial Account and the annual maintenance fee. The Trustee shall have the right to change such fees at any time without prior written notice to the Grantor. As soon as practicable after any change in fees, the Trustee shall make available to the Grantor a new fee schedule. All fees may be billed to the Grantor or deducted from the Custodial Account, at the discretion of the Grantor. The Trustee shall also be entitled to reimbursement for all reasonable and necessary costs, expenses and disbursements incurred by it in the performance of services. Such fees and reimbursement shall be paid from the Account if not paid directly by the Grantor and shall constitute a lien upon the Account until paid.

SCHEDULE
OF
FEES
--------
The Trustee will charge the following fees for servicing your IRA account:

Annual maintenance fee                   $15 per SSN, per Retirement Plan type
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Distribution (including direct rollovers or transfers)                $15 each
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Refund of excess contribution                                         $15 each
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Any outgoing wire transfer                                            $10 each
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The annual maintenance fee will be deducted from your account unless otherwise paid by you. The charge for refund of excess contribution will be deducted from your account at the time of the refund. These fees are subject to change.


FOR FUND INFORMATION AND
SHAREHOLDER SERVICES, CALL
1-800-378-1405

THE GARZARELLI FUNDS
P.O. BOX 674
MILWAUKEE, WI 53201-0674